Exhibit 10.1

[XCYTE THERAPIES, INC. COMPANY LETTERHEAD]

June 14, 2004

Larry Romel

767 El Granada Boulevard

Half Moon Bay, CA 94019

Dear Larry:

On behalf of Xcyte Therapies, Inc. (the “Company”), I am pleased to offer you the full time position of Vice President, Clinical Operations and Project Management of the Company. Speaking for myself, as well as the other members of the Company’s team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1. Position.

a. You will become the Vice President, Clinical Operations and Project Management of the Company, working out of the Company’s headquarters office in Seattle. You will report to the Company’s Chief Business Officer, Robert Kirkman.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from -accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on a mutually agreed upon date.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. (a) Compensation. You will be paid a monthly salary of $ 16,500.00, which is equivalent to $198,000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy (or in the same manner as other similarly situated employees of the Company). Your base salary will be reviewed annually as part of the Company’s normal salary review process.

(b) Relocation Assistance. You will be eligible to receive reimbursement of transportation, accommodation and meals for a three-day/two-night house hunting trip for you and your spouse, as applicable, to be made prior to your start date. Reimbursement will be made on actual receipts and submission of a properly documented expense report.

You will also be eligible for reimbursement of transportation for yourself, your spouse and dependents to Seattle (direct, one-way coach class airfare or mileage for the most direct route from point of origin to point of destination) and for the movement of up to 15,000 lbs of household goods, and storage of those goods for a maximum of 45 days, and movement of one vehicle to the Seattle, Washington area.

In addition, you are eligible to receive reimbursement of up to 45 days of temporary housing costs (corporate housing or non-permanent apartment/house rental) for you and your immediate family in the Seattle, Washington area, not to exceed a total of $4,500 for yourself solely or $6,500 for you and your family.

You will also receive a lump-sum relocation allowance $8,250.00, equal to half of your monthly salary (subject to applicable withholding taxes) to be paid as soon as practicable following your start date. No expense reporting is required for this allowance.

You will be required to reimburse us for all monies paid to you or on your behalf for the purpose of relocation assistance on a one-year pro rata basis if you voluntarily terminate your employment with us before completing one year of continuous employment with us.

5. Stock Options.

a. Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 30,000 shares of the Company’s Common Stock (“Option”) with an exercise price equal to the fair market value on the date of the grant, which will be as soon as practicable after your Start Date. This Option will vest (and be exercisable) at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the your stock option agreement, which date will be your Start Date, as defined above) and the remaining Option will vest monthly thereafter at the rate of 1/48 of the total number of shares per month. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of a Company stock option plan and the stock option agreement between you and the Company.

b. Subsequent Option Grants. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

6. Benefits.

a. Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, vision and life insurance, subject to any eligibility requirements imposed by such plans. You should note that Xcyte Therapies might modify salaries and benefits from time to time, as it deems necessary.

b. Vacation; Sick Leave. You will be entitled to 12 days paid vacation per calendar year, pro-rated for the remainder of this calendar year, in your first year of service. Vacation accrues according to the following schedule: 8.00 hours per month in the first year of service, with such accrual capped at 180 hours. Vacation may not be taken before it is accrued. In addition, you will be entitled to take up to 10 days sick leave per calendar year, pro-rated for the remainder of this calendar year.

c. Company Policies. As an employee, you will be expected to abide by Company rules and regulations. Your commencement of employment with the Company is contingent upon the execution and delivery to an officer of the Company, of an acknowledgment that you have read and understand the Company’s rules and regulations, which will be provided to you in an employee handbook.

7. Proprietary Information and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”) as Exhibit A, prior to or on your Start Date.

8. Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

9. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

10. Separation Benefits. Employee shall be entitled to receive separation benefits upon termination of employment only as set forth in this Section 10; provided, however, that in the event Employee is entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which Employee is entitled under such severance pay plan shall reduce the amount of severance pay to which Employee is entitled pursuant to this Section 10. In all cases, upon termination of employment Employee will receive payment for all salary and unused vacation accrued as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law or as provided for herein.

(a) Voluntary Resignation. If Employee voluntarily elects to terminate Employee’s employment with the Company, Employee shall not be entitled to any severance benefits.

(b) Termination for Cause. If the Company or its successor terminates Employee’s employment for Cause, then Employee shall not be entitled to receive any separation benefits.

(c) Involuntary Termination. If Employee’s employment is terminated by the Company or its successor under circumstances that constitute an Involuntary Termination, provided Employee signs a general release of claims in substantially the form attached hereto as Exhibit B, Employee shall receive (i) continued payment of his then current base salary until the date that is three (3) months from Employee’s Involuntary Termination, subject to applicable withholding taxes, and paid in accordance with the Company’s normal payroll schedule commencing after Employee’s execution of the general release of claims, and (ii) reimbursement for his expenses incurred in continuing his medical insurance for himself and his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), as applicable, for a period of three (3) months following the commencement of such COBRA continuation coverage, provided Employee makes a timely election for and continues to be eligible for such continued coverage.

(d) Termination by Reason of Death or Disability. In the event that Employee’s employment with the Company terminates as a result of Employee’s death or his inability to perform the essential functions of his position with or without reasonable accommodation on account of a mental or physical disability, Employee or Employee’s estate or representative, as applicable, will receive all salary and unpaid vacation accrued as of the date of Employee’s employment termination and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(e) Definition of “Involuntary Termination”. For purposes of this Agreement, Employee shall be considered to have been terminated under circumstances that constitute Involuntary Termination if he is terminated by the Company or its successor without Cause (other than on account of death or disability).

(f) Definition of “Cause”. For purposes of this Agreement, “Cause” for Employee’s termination will exist at any time after the happening of one or more of the following events:

(i) Employee’s failure to cure, within 30 days after written notice thereof from the Company, his failure to substantially perform his duties hereunder or gross negligence in the performance thereof, or failure to follow Company policy as set forth from time to time or to follow the legal directives of the Company, so long as such directives are not inconsistent with the Employee’s position and duties and this Agreement;

(ii) Employee’s act of fraud or embezzlement, or of dishonesty or other misconduct that materially damages the Company, including conviction of a felony;

(iii) Employee’s incurable willful breach of any material provision of the Confidentiality Agreement (as defined in Section 7 above), including without limitation, Employee’s theft or other misappropriation of the Company’s proprietary information.

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,		ACCEPTED AND AGREED:

XCYTE THERAPIES, INC.		LARRY ROMEL

By:	/s/ Ronald J. Berenson	/s/ Larry Romel
Signature

Title:	CEO & President	6/15/04
Date